Exhibit 4.5

KOPIN CORPORATION

Kopin Corporation 2001 Equity Incentive Plan Amendment

The Board of Directors of Kopin Corporation (the “Company”), pursuant to authority reserved in Section 13 of the 2001 Equity Incentive Plan of the Company (the “2001 Plan”), authorized an amendment to the 2001 Plan as follows, which such amendment was approved by the stockholders of the Company on May 3, 2006:

Sections 4 and 8.1 of the 2001 Plan are deleted in their entirety and replaced with the following:

4. Stock Subject to the Plan. At no time shall the number of shares of Common Stock issued pursuant to or subject to outstanding Awards granted under the Plan exceed 5,350,000 shares of Common Stock; subject, however, to the provisions of Section 8 of the Plan. For purposes of applying the foregoing limitation, if any Option expires, terminates, or is cancelled for any reason without having been exercised in full, or if any Award of Restricted Stock is forfeited by the recipient, the shares not purchased by the Optionee or forfeited by the recipient shall again be available for Awards to be granted under the Plan. Shares of Common Stock issued pursuant to the Plan may be either authorized but unissued shares or shares held by the Company in its treasury.

8.1. Adjustment for Corporate Actions. All of the share numbers set forth in the Plan reflect the capital structure of the Company as of May 3, 2006. Subject to Sections 8.2 and 8.3, if subsequent to that date the outstanding shares of Common Stock (or any other securities covered by the Plan by reason of the prior application of this Section) are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all the property of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other distribution with respect to such shares of Common Stock, or other securities, an appropriate and proportionate adjustment will be made in (i) the maximum numbers and kinds of shares provided in Section 4, (ii) the numbers and kinds of shares or other securities subject to the then outstanding Awards, (iii) the exercise price for each share or other unit of any other securities subject to then outstanding Options (without change in the aggregate purchase price as to which such Options remain exercisable), and (iv) the repurchase price of each share of Restricted Stock then subject to a Risk of Forfeiture in the form of a Company repurchase right.

IN WITNESS WHEREOF, the Company has adopted this Amendment, effective as of the 3rd day of May, 2006.

KOPIN CORPORATION

By: /s/ John C.C. Fan

John C.C. Fan

President and Chief Executive Officer